Exhibit 99.1

Zedge Announces Preliminary Fiscal 2022 Fourth Quarter and Year-end Results

Full-year revenue of $26.5 million and fourth quarter revenue of $7.4 million

New York, NY – November 1, 2022: Zedge, Inc. (NYSE AMERICAN: ZDGE), a leader in building marketplaces and games around digital content that enable self-expression, today announced preliminary results for its fourth-quarter and fiscal year 2022, ended July 31, 2022.

The Company is working to finalize its 10-K with Friedman LLP, which was acquired by Marcum LLP, during the fourth quarter. Accordingly, the Company will proceed with its earnings release and host a conference call to discuss its full fiscal fourth quarter and full-year 2022 results when the audit is completed, and the 10-K is filed. In the interim, the Company is releasing the following preliminary information*:

Fiscal Fourth Quarter Highlights (Fiscal 2022 versus Fiscal 2021)

●	Revenue increased 40.7% to $7.4 million versus $5.2 million;

●	Gaming revenue of $1.4 million;

●	MAU[1] decreased by 7.0%, with declines in both well-developed and emerging markets;

●	Zedge Premium Gross Transaction Value[1] (GTV) of $0.34 million, an increase of 22.6%.

Full-Year Fiscal 2022 Highlights (versus Fiscal 2021)

●	Revenue increased 35.6% to $26.5 million versus $19.6 million;

●	Gaming revenue of $1.7 million;

●	Zedge Premium GTV of $1.51 million, an increase of 59.7% versus last year.

[1]	We use the following business metrics in this release because we believe they are useful in evaluating Zedge as an investment.

●	Monthly active users, or MAU, captures the number of unique users that used our Zedge App during the previous 30-days of the relevant period, is useful for evaluating consumer engagement with our App which correlates to advertising revenue as more users drive more ad impressions for sale. It also allows readers and potential advertisers to evaluate the size of our user base.

●	Zedge Premium Gross Transaction Value, or GTV, is the total dollar amount of transactions conducted through the Zedge Premium Marketplace. As Zedge Premium is an internal focus for growth, we believe that this metric will help investors evaluate the progress we are making in growing this part of our business.

*	While the Company believes these figures are accurate, they are subject to audit and adjustment until the audit is complete and final numbers are disclosed.

About Zedge

Zedge builds marketplaces and games around digital content that people use to express themselves. We monetize our user base through advertising, subscriptions, and a virtual token-based economy. Our leading products are the GuruShots photography game and Zedge’s freemium digital content marketplace, which today offers mobile phone wallpapers, video wallpapers, ringtones, and notification sounds. The synergy between the game and the marketplace unlocks additional engagement and enables our community to earn money from their artwork. We also own Emojipedia, a website that is the leading source of information about emojis. In May 2022, we served more than 40 million users. For more information, visit https://www.investor.zedge.net/

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net